UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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LVIP Blended Large Cap Growth Managed Volatility Fund

a series of Lincoln Variable Insurance Products Trust

(Name of Registrant As Specified In Its Charter)

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INFORMATION STATEMENT

Lincoln Variable Insurance Products Trust

LVIP Blended Large Cap Growth Managed Volatilty Fund

Dated: June 30, 2017

Dear Shareholder:

At a meeting of the Board of Trustees (the “Board”) of the Lincoln Variable Insurance Products Trust (the “Trust”), held on March 6-7, 2017 (the “Meeting”), the Board approved a new investment sub-advisory agreement (the “New Sub-Advisory Agreement”) for the LVIP Blended Large Cap Growth Managed Volatility Fund (the “Fund”) between the Fund’s investment adviser, Lincoln Investment Advisors Corporation (the “Adviser”), and Goldman Sachs Asset Management, L.P. (“GSAM”)

The Trust has received an exemptive order (the “Order”) from the U.S. Securities and Exchange Commission (“SEC”) permitting the Adviser, subject to Board approval, including a majority of the Trustees who are not “interested persons” (“Independent Trustees”) of the Trust within the meaning of that term under the Investment Company Act of 1940, to enter into or materially amend the investment sub-advisory agreements with sub-advisers without obtaining approval from Fund shareholders. Accordingly, approval of the New Sub-Advisory Agreement does not require a shareholder vote.

We are not asking you for a proxy, and you are requested not to send us a proxy, with respect to this sub-adviser change. This document is for informational purposes only and you are not required to take any action.

As a condition of relying on the Order, the Adviser is required to furnish Fund shareholders with an Information Statement whenever a sub-advisory agreement is entered into or materially amended. This Information Statement presents details regarding the New Sub-Advisory Agreement.

I.	Background

At the Meeting, the Adviser recommended, and the Board, including all of the Independent Trustees, approved, the New Sub-Advisory Agreement with GSAM on behalf of the Fund to be effective as of May 1, 2017. Under the terms of the New Sub-Advisory Agreement, GSAM makes investment decisions and continuously reviews, supervises and administers the Fund’s investment program with respect to those assets allocated to GSAM.

II.	Board Considerations on the New Sub-Advisory Agreement

On March 6-7, 2017, the Board of the Trust met to consider, among other things, the approval of the New Sub-Advisory Agreement between the Adviser and GSAM on behalf of the Fund. The Independent Trustees reported that they had reviewed materials provided by the Adviser, Lincoln National Life Insurance Company (“Lincoln Life”) and GSAM prior to and during the meeting, and were advised by their independent legal counsel of their fiduciary duties pertaining to approval of the New Sub-Advisory Agreement and the factors that they should consider in evaluating such agreement. Among other information, the Adviser, Lincoln Life and GSAM provided information to assist the Independent Trustees in assessing the nature, extent and quality of services to be provided, including an in-person presentation by representatives of GSAM, and GSAM’s responses to the Adviser’s request for proposal. The Independent Trustees and their independent legal counsel met separately from the “interested” trustee, Trust officers as well as the Adviser, Lincoln Life, and GSAM representatives to consider the approval of the New Sub-Advisory Agreement. The Independent Trustees reported that they had considered, among others, the factors listed below and reached the following conclusions with respect to their recommendation to the Board.

Based upon its review, the Board concluded that it was in the best interests of the Fund that the New Sub-Advisory Agreement be approved. In considering the approval of the New Sub-Advisory Agreement, the Board did not identify any single factor or group of factors as all-important or controlling and considered a variety of factors in its analysis including those discussed below. The Board did not allot a particular weight to any one factor or group of factors.

New Sub-Advisory Agreement

Nature, Extent and Quality of Services and Performance. In considering the approval of the New Sub-Advisory Agreement between the Adviser and GSAM on behalf of the Fund, the Board considered the nature, extent and quality of services to be provided by GSAM under the New Sub-Advisory Agreement. The Board reviewed the services to be provided by GSAM, the investment professionals proposed to service the Fund and the reputation, resources and investment approach of GSAM. The Board noted that GSAM provides sub-advisory services to another fund in the Trust and that the Board had also reviewed extensive information regarding GSAM during the annual contract renewal process that was completed in September 2016. The Board concluded that the services to be provided by GSAM were expected to be satisfactory.

Sub-advisory Fee and Economies of Scale. The Board noted that the new sub-advisory fee schedule was lower than the current sub-advisory fee. The Board considered that the new sub-advisory fee schedule was negotiated between the Adviser and GSAM, an unaffiliated third party, and that the Adviser would compensate GSAM from its fee and concluded the new sub-advisory fee schedule was reasonable.

Profitability and Fallout Benefits. The Board considered that the new sub-advisory fee schedule was negotiated between the Adviser and GSAM, an unaffiliated third party, and that the Adviser would compensate GSAM from its fees. The Board considered that GSAM did not expect any ancillary benefits from portfolio-related transactions and did not identify any fallout benefits.

Overall Conclusions

Based on all the information considered and conclusions reached, the Board determined that the terms of the New Sub-Advisory Agreement are fair and reasonable and that approval of the New Sub-Advisory Agreement is in the best interest of the Fund.

III.	The New Sub-Advisory Agreement

The New Sub-Advisory Agreement is dated April 19, 2017 and has an initial two-year term. Thereafter, continuance of the New Sub-Advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.

Under the New Sub-Advisory Agreement, GSAM makes investment decisions and continuously reviews, supervises and administers the Fund’s investment program with respect to those assets allocated to GSAM. The New Sub-Advisory Agreement can be terminated at any time, without the payment of any penalty, by: (a) the Fund’s Board or the vote of a majority of the Fund’s outstanding voting securities, on sixty days’ written notice to the GSAM or as otherwise permitted by the 1940 Act; (b) by the Adviser on at least sixty days’ written notice to GSAM; or (c) by GSAM on at least ninety days’ written notice to the Adviser. The New Sub-Advisory Agreement will also automatically terminate, without the payment of any penalty, in the event of its assignment, its delegation (unless the Adviser has by prior written consent agreed to the delegation) or in the event the investment management agreement between the Adviser and the Trust terminates for any reason.

IV.	Information About GSAM

GSAM is a Delaware limited partnership. GSAM Holdings LLC, a wholly owned subsidiary of The Goldman Sachs Group, Inc. is the general partner and GSAM Holdings II LLC, a wholly owned subsidiary of GSAM Holdings LLC, is the limited partner. The principal office and business address for GSAM is 200 West Street, New York, NY 10282.

The following table provides the name and principal occupation of GSAM’s directors and executive officers.

Name	Principal Occupation	Location
Tim O’Neill	Co-Head of the Investment Management Division¹	New York
Eric Lane	Co-Head of the Investment Management Division¹	New York
Gavin O’Connor	Chief Operating Officer of the Investment Management Division¹	New York
Bill McMahon	Head of Risk Management for the Investment Management Division¹	New York
Jonathan Beinner	Chief Investment Officer and Co-Head of Fixed Income and Liquidity Solutions	New York
Andrew Wilson	Co-Head of Fixed Income and Liquidity Solutions, Chief Executive Officer of GSAM International for Europe, the Middle East and Africa	London, England
Steve Barry	Chief Investment Officer of Fundamental Equity; Chief Investment Officer of the Growth Team	New York
Armen Avanessians	Chief Investment Officer of GSAM’s Quantitative Investment Strategies team	New York
Raanan Agus	Co-Head of the Goldman Sachs Investment Partners group	New York
Chris Kojima	Head of the Alternative Investments & Manager Selection group	New York
Jim McNamara	Head of the GSAM Third Party Distribution business	New York
Sheila Patel	Chief Executive Officer of International GSAM	Singapore
Craig Russell	Head of the GSAM Americas Institutional business	New York
Shigeki Kiritani	President of GSAM in Japan	Tokyo
Charles Baillie	Head of Strategy and Corporate Development for the Investment Management Division	New York
C. Kane Brenan	Head of Global Portfolio Solutions	New York

¹ Investment Management Division includes Private Wealth Management and GSAM.

Comparable Funds

GSAM defines comparable client fund as a sub-advised mutual fund registered under the Investment Company Act of 1940 with a similar strategy (and where applicable, tracking error) to the Fund. GSAM does not include hedge funds, separate accounts, pension funds, institutional funds, or any other type of investment fund for which GSAM provides investment advisory services in this definition.

Currently, GSAM does not have any sub-advisory relationships with other investment companies of comparable size and complexity to the Fund within GSAM’s U.S. Equity Insights Strategy. The fee schedule below is a representative fee schedule for Institutional and ERISA separate accounts managed by GSAM.

Comparable Funds	Contractual Fee (including breakpoints)	Assets under Management (as of December 31, 2016)
Institutional/ ERISA Separate Account Representative	45bps on first $50mm 35bps on next $50mm 30bps on next $100mm 25bps thereafter	$14.4 billion

Payments of Commissions to Affiliated Brokers

The Fund did not pay any brokerage commissions to brokers affiliated with GSAM for the fiscal year ended December 31, 2016.

V.	Purchases of GSAM’s Securities by Trustees

To the knowledge of the Fund, no Trustee currently has any material interest in security holdings or transactions or proposed transactions involving GSAM or any entity controlling, controlled by or under common control with GSAM.

VI.	Ownership of Shares

As of December 31, 2016, the Fund had 7,591,913 outstanding Standard Class shares and 15,738,606 outstanding Service Class shares. Because the Fund is an investment for variable annuity contracts and variable life insurance policies (“Variable Contracts”) offered by certain life insurance companies, the insurance companies are the record holders of the Fund’s shares. However, the owners of the Variable Contracts are the beneficial owners/shareholders because they direct the voting of the Fund’s shares. As of December 31, 2016, to the knowledge of the Fund, no beneficial owner/shareholder of the Fund’s shares owned 5% or more of the shares.

As of December 31, 2016, the Trustees and officers of the Trust as a group beneficially owned less than 1% of the Fund’s outstanding shares.

VII.	Other Information

Investment Adviser

The Adviser serves as the Fund’s investment adviser and is located at 150 N. Radnor-Chester Road, Radnor, Pennsylvania 19087.

Principal Underwriter and Distributor

The Trust’s distributor, Lincoln Financial Distributors, Inc. (“LFD”), is located at 130 N. Radnor-Chester Road, Radnor, Pennsylvania 19087. LFD is an affiliate of the Adviser. The Fund paid LFD $1,077,455 in 12b-1 fees for the fiscal year ended December 31, 2016.

Broker-Dealers Affiliated with the Adviser

The Adviser has the following affiliated brokers: Lincoln Financial Advisors Corporation, Lincoln Financial Distributors, Inc., and Lincoln Financial Securities Corporation. The Fund does not trade securities through any broker affiliated with the Adviser and as a result, the Fund did not pay any brokerage commissions to these brokers for the fiscal year ended December 31, 2016.

Administrator

The Trust’s administrator, Lincoln National Life Insurance Company (“Lincoln Life”), is located at 1300 S. Clinton St., Fort Wayne, Indiana 46802. Lincoln Life is an affiliate of the Adviser. The Fund reimbursed Lincoln Life $38,942 for administration costs for the fiscal year ended December 31, 2016.

Householding

Only one copy of this Information Statement is mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. If you need additional copies of this Information Statement, or if you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact the Trust by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton Street, Fort Wayne, Indiana 46802 (express mail).

Financial Statements

Shareholders can obtain a copy of the Fund’s most recent Annual Report and Semi-Annual Report without charge, by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton Street, Fort Wayne, Indiana 46802 (express mail).

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE

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